Dr. Rudi E. Moerck

May 20, 2005

Mr. Alan J. Gotcher
President and Chief Executive Officer
Altair Nanotechnologies, Inc.
204 Edison Way
Reno, Nevada 89502

Dear Alan:

I am writing this letter to tender my resignation as a director of Altair Nanotechnologies, Inc, (the “Company”), effective immediately. Moreover, I want to express my disagreements with the Company’s management policies and express my increasing concern regarding the Company’s recent press releases and other promotional activities related to the Company’s battery materials initiative. I not only question the Company’s decision to focus its limited resources on batter materials development and battery materials production, but also believe that the Company’s continuing promotional efforts in this regard are misleading and particularly ill-advised. I have previously urged that the Audit Committee or another independent committee be regarded as a Special Committee (the “Special Committee”) to investigate these promotional activities, as well as any other relevant issues, and that the Special Committee engage independent Special Counsel. A letter dated May 18, 2005 from the Company’s counsel confirms that the Audit Committee will investigate certain areas of concern, but leaves unanswered certain other points described below, including whether Special Counsel will be engaged.

As you know, I was terminated as an officer and employee of the Company on March 7, 2005, at your recommendation. My termination was preceded by months of discord between you and me regarding the direction of the Company and to some extent my concerns related to the Company’s promotional activities related to materials for batter electrodes with possible uses in lithium ion batteries. While I would otherwise continue to serve as a director until the next shareholders’ meeting, currently set for May 26, 2005, the Board’s nomination committee, for reasons never clearly given, declined to re-nominate me to serve another term on the Board. Accordingly, my ability to influence the direction of the Company is quickly diminishing, and I believe that the appropriate course of action for me to take at this time is to resign.

The following is an approximately chronology of some of the relevant events that give rise to my disagreements and resignation:

Mr. Alan J. Gotcher
May 20, 2005

1.  Beginning in about September, 2004, despite the fact that I was then the President and a director of the Company, I was excluded from most corporate activities (including the issuance of press releases) unrelated to the Life Sciences area. I have, for some time, expressed my strong belief that Life Sciences offered the Company its best prospects for profitablility and success. I have also urged the discontinuation and minimization of fuel cell and materials for lithium ion battery and supercapaciter activities because these are formidable endeavors that may involve longer development and sales cycles than would be seen in the medical and life sciences sectors. The Company has been given important data from NTera and Xoliox that I interpret as negative and discouraging on the market potential and time line for lithium ion batteries.

2.  On February 10, 2005, the Company issued a press release concerning a "breakthrough" in its lithium battery technology initiative and further stated that the technology was "revolutionary." It appears that few senior people within the Company, including myself, were aware of the release before it was issued, or even aware of the specific technology and ultimate real potential of the technology cited. Others in the Company, including Doug Ellsworth and Dr. Bruce Sabacky, also indicated to me the next day that they were surprised by the boldness and the aggressiveness of the release. In a company as small as Altair, it is disconcerting to me that this press release was made with minimal knowledge of many within senior management, especially those overseeing the divisions apparently responsible for such "revolutionary" products. Moreover, the February 10, 2005 press release appears to be little more than a rehash of a release previously issued by the Company on November 1, 2001, before I joined the company.

3.  Following the issuance of the February 10th release, I received a number of communications from investors and others asking questions about the release. Because I had no information with which to provide answers, and therefore not an appropriate spokesman for the Company on these issues, I forwarded the questions (via email) to Roy Graham and you, and you indicated that you would prepare some form of a reply or further release to address the questions.

4.  On February 24th, I chose not to participate in the Company's quarterly conference call, primarily because you and Roy Graham had refused to provide adequate answers to the investor concerns regarding the February 10th press release and related issues. Doug Ellsworth, President of Altair's Performance Materials Division, also communicated to me that he had not seen any answers to these questions.

5.  On March 1, 2005, after obtaining the approval of the Chief Financial Officer that the trading window was open, I sold most of my stock in the Company. I had intended to sell shares as early as November 2004, but was restricted by a blackout period from December 2004 until March 1, 2005, mainly due to a pending transaction with Spectrum Pharmaceuticals and fiscal year closing restraints. Several employees and other directors also sold Company shares in early March.

6.  A few days later, when I followed up with Roy Graham and you about the questions from investors, I was told, in essence, to "back out" with regard to this aspect of the Company's activities. Despite the fact that I was still the President and a director of the Company, I was told in no uncertain terms that I was to ignore the battery products and the Performance Materials Division, even though the Company was exerting significant efforts to promote this area of the Company.

Mr. Alan J. Gotcher
May 20, 2005

7.  On March 7, 2005, I was terminated as an employee and removed as President of the Company. You assumed the office of President.

8.  On April 4, 2005, the Company issued a press release stating that it had entered into an agreement with Advanced Battery Technologies (ABAT, ABAT.OB), a small bulletin board company previously known as Buyitcheap.com. The release described the agreement as a "mutually exclusive development agreement for lithium polymer batteries in China," and went on to describe ABAT as a company with $40 million in revenues and 1,200 employees. This information is significantly at variance with disclosures made in ABAT's Form 10-KSB filed with the SEC on March 31, 2005. Although this agreement was touted in the press release as a major event for Altair, it was apparently deemed so immaterial that it was not the subject of an SEC filing on Form 8-K, which requires issuers to report new material contracts and file a copy publicly.

9.  On April 9, 2005, the Company issued a press release stating that it had commenced shipping materials to ABAT for battery production. On this same date, I sent an email to the Board raising a number of questions that I believed the Board should review related to the battery production initiative. As far as I can tell, either no action was taken regarding these questions, or certain Board members, acting I believe without a formal Board meeting or deliberation, expressed the view that the press releases and your explanations regarding the same were sufficient.

10.  Intermittently throughout the periods described above, the Company posted on its website, and apparently distributed to brokers, varying versions of slideshows, PowerPoint presentations and other promotional documentation related to the battery initiative and the ABAT relationship. Portions of these materials appear to me to convey highly misleading information and staged photographs regarding these matters.

In view of the volatility that the above actions may have generated in the Company's stock price, and what appears to me to be a lack of substance in the battery project and the ABAT relationship, I have urged that a Special Committee be appointed to investigate these matters. Consistent with normal practice, the Special Committee should engage independent U.S. based Special Counsel to assist in the investigation. Moreover, that selection of Special Counsel should be made solely by. the Special Committee, without input or recommendations from the Company's officers or employees, or its regular outside counsel. Special Counsel should also assist the Special Committee assure that appropriate steps have been taken to preserve all documents having any relevance to these issues.

I also urge the Board to review the extent to which current members of the Audit Committee are sufficiently independent of management, and of the issues to be investigated, to conduct a proper investigation. In my opinion, any member of the board who was involved in the preparation or approval of the three press releases described above should not be involved in conducting the investigation. Also, in my opinion, Jon Bengtson's close involvement in recruiting you as the Chief Executive Officer may raise an issue as to whether Bengtson should be involved in the investigation. Unless the Board is convinced that all members of the current Audit Committee are sufficiently independent, a different slate of truly independent directors, together with Special Counsel, should be utilized.

Mr. Alan J. Gotcher
May 20, 2005

I am sufficiently concerned about the issues addressed in this letter that I have previously demanded clear confirmation from the Board by Friday, May 20, 2005, that an Audit Committee investigation, with independent Special Counsel, has been initiated and will be pursued in a prompt, timely and thorough manner. ..

In the May 18, 2005 letter from Company counsel to my attorney, the following statement is made:

The Audit Committee (the "Committee") of Altair Nanotechnologies Inc. (the "Company") has confirmed to me that it has in place a plan for an investigation into various matters of concern, including matters related to recent press releases of the Company. It expects this plan to be flexible and responsive to whatever course of action the evidence suggests. The Committee has also confirmed to me that, again subject to the need for flexibility based upon emerging evidence and circumstances, it expects to rely upon various qualified legal, accounting and investigative parties during the course of its investigation. Finally, the Committee has confirmed its intent to discharge its duties in accordance with governing corporate and securities laws and the best interest of the shareholders of the Company.

My concern is that there. is no clear statement that Special Counsel will be engaged and, as noted above, I am not convinced that all of the current members of the Audit Committee are truly independent and disinterested for purposes of conducting the investigation. The test for identifying an "independent" director under SEC and NASD rules is not the definitive test for these purposes; there should also be a determination by the full Board that the members of the Special Committee are "independent" under the SEC and NASD rules, but also are disinterested with respect to the matters being investigated. Having been an incumbent member of the Board up to today, I do not see that this has been done.

The May 18th letter from Company counsel also alleges that I have:

. . . made a habit of copiously documenting events that he believes represent violations of governing laws and duties and then bringing those events to the attention of management or directors of the Company at times when he could personally benefit from exerting some leverage over the Company. The frequency and opportunistic timing of his allegations makes it unlikely that the Committee would investigate all of his allegations, particularly those that are self serving on their face or are based upon speculation.

Mr. Alan J. Gotcher
May 20, 2005

At this point, I am glad that I have saved documents, especially in view of the investigation to be conducted. And with respect to the allegation that I tried to personally benefit from exerting leverage over the Company, I vehemently deny that this ever occurred. Moreover, if the Company felt "leverage" was being exerted, this could only be because the Company believed it had something to hide.

The issues described in this letter constitute a disagreement prompting my resignation. Form 8-K requires that my resignation and the reasons for my resignation, under these circumstances, be publicly disclosed and that a copy of this letter be included with that SEC report.

As one final point, my resignation and the requests made in this letter are not being made to promote in any manner, formal or informal, my receipt of any ongoing, future compensation from the Company, either as to my options or as to any future consulting agreement. The discussions you and I have had on those topics I now regard as moot.

The investigation I urge the Audit Committee to conduct will be a challenging and time-consuming task. While the investigation I urge typically would be conducted with only limited communications from the Special Committee pending the completion of its work, I am nonetheless ready to assist the Special Committee in any reasonable way it may request. This offer of assistance is in no way intended to influence or guide the outcome of the investigation, but is intended only to respond to requests the Special Committee may have.

Sincerely,

/s/ Rudi Moerck

Dr. Rudi E. Moerck

REM/JRC/lg

cc: Bryan T. Allen
      Jon Bengtson